Exhibit 10.2

AWARD NOTICE OF
LONG-TERM COMPENSATION AWARD
GRANTED PURSUANT TO THE
TRANSCAT, INC. 2003 INCENTIVE PLAN

Grantee:

Time Amount of Cash Awarded
(“Time Amount”):

Performance Amount of Cash
Awarded (“Performance Amount”):

Date of Grant:

1.

Grant of Cash Award. This Award Notice serves to notify you that the Board of Directors of Transcat, Inc., an Ohio corporation (the “Company”), has granted to you, under the Company’s 2003 Incentive Plan, as amended and restated (the “Plan”), a cash award (the “Award”), on the terms and conditions set forth in this Award Notice and the Plan, of the Time Amount and Performance Amount (collectively, the “Amounts”) set forth above. You are eligible for this award because you have met your Company stock ownership guidelines. Amounts will vest (become non-forfeitable) as set forth in Sections 2 and 3 and will be payable in the form of cash as set forth in Section 4, all in accordance with the terms of this Award Notice, the Plan, and any rules and procedures adopted by the Committee. The Plan is incorporated herein by reference and made a part of this Award Notice. Capitalized terms not defined herein have the respective meanings set forth in the Plan.

2.	Vesting.
a.

Subject to Section 3 below, the Time Amount subject to the Award will vest on [__________], which is the last day of the Company’s [____] fiscal year (the “Vesting Date”), provided that you are employed with the Company through the Vesting Date;

	b.	The Performance Amount subject to the Award will vest on the Vesting Date based on successful completion of all of the following:
		i.	Subject to Section 3 below, you are employed with the Company through the Vesting Date;
ii.

The percentage of the Performance Amount that will vest, if any, is determined based on the Company’s performance against the performance measure set forth below over the three-year period ending on the Vesting Date, as validated by the Company’s external auditors. The applicable performance measure for the Award and the Performance Amount that vests for the specified levels of performance are as follows:

Cumulative fully diluted EPS	Percentage of the
for the three-year period ending	Performance Amount
on the Vesting Date	that vests
$[___]	150%
$[___]	125%
$[___]	100%
$[___]	75%
$[___]	50%

No portion of the Performance Amount will vest for Company performance below 50%, and therefore all of the Performance Amount subject to the Award will be forfeited. Performance above 50% and up to 150% will be determined using straight line interpolation and the vesting percentages set forth above for the earnings per share (“EPS”) results immediately preceding and immediately following the actual EPS results shown above.

3.	Effects of Certain Events.

a.

General. Subject to Sections 3(b) through 3(e) of this Award Notice, in the event that your employment with the Company is terminated prior to the Vesting Date, all Amounts that are not vested as of the date of such termination are automatically forfeited.

b.

Effect of Death, Disability or Retirement on the Time Amount. In the event of your death or termination of employment due to Disability or Retirement prior to the Vesting Date, then the Award shall continue and the vested Time Amount, if any, shall be distributed on a pro-rata basis on the date that other active participants receive such distributions under their Award Notice for this program. The pro-rata portion shall be determined by multiplying the Time Amount by a fraction, the numerator of which is the number of completed months during the three-year period ending on the Vesting Date which you were employed by the Company, and the denominator of which is the number of months in the period beginning on the Date of Grant and ending on the Vesting Date. For purposes of this Award Notice, “Disability” has the meaning given to such term under the Plan and “Retirement” means your termination of employment on or after the date that you have attained age 55 and have completed five or more years of service with the Company.

c.

Effect of Death or Disability on the Performance Amount. In the event of your death or termination of employment due to Disability prior to the Vesting Date, then the Award shall continue and the vested Performance Amount, if any, from such performance, shall be distributed on a pro-rata basis on the date that other active participants receive such distributions under their Award Notice for this program, based on actual performance, based on the following:

i.	If you terminate employment in the first 15 months of the performance period you will forfeit all of the Performance Amount.
ii.

If you terminate employment within the 16th through the 27th month of the performance period you will receive a pro-rated portion of the Performance Amount subject to the Award that becomes vested under Section 2(b) above.

iii.	If you terminate employment after 27 months of the performance period have elapsed you will receive the full portion of the Performance Amount that becomes vested under Section 2(b) above.

The pro-rata portion shall be determined by multiplying the portion of the Performance Amount that vested based on actual performance by a fraction, the numerator of which is the number of completed months during the three-year period ending on the Vesting Date which you were employed by the Company, and the denominator of which is 36.

d.

Effect of Retirement on the Performance Amount. If you terminate employment prior to the Vesting Date due to Retirement, then the Award shall continue and the vested Performance Amount, if any, shall be distributed on a pro-rata basis on the date that other active participants receive such distributions under their Award Notice for this program, based on actual performance, based on the following:

	i.	If you terminate employment in the first 15 months of the performance period you will forfeit all of the Performance Amount.

ii.

If you terminate employment within the 16th through the 27th month of the performance period you will receive a pro-rated portion of the Performance Amount subject to the Award that becomes vested under Section 2(b) above.

	iii.	If you terminate employment after 27 months of the performance period have elapsed you will receive the full portion of the Performance Amount that becomes vested under Section 2(b) above.

The pro-rata portion shall be determined by multiplying the portion of the Performance Amount that vested based on actual performance by a fraction, the numerator of which is the number of completed months during the three-year period ending on the Vesting Date which you were employed by the Company, and the denominator of which is 36.

e.	Change in Control. Upon a Change in Control of the Company, the provisions of Section 10.3 of the Plan shall automatically and immediately become operative with respect to the Award.

4.

Payment of Cash. Unless Amounts are forfeited prior to the Vesting Date as provided in Sections 2 and 3 above, Amounts will be payable in the form of a lump-sum cash payment as soon as administratively practicable following the release of the Company’s operating results for the [______] fiscal year, but in no event later December 31, [____] (the “Payment Date”). Notwithstanding the foregoing provisions of this Section 4, if you make a valid election to defer receipt of the lump-sum cash payment pursuant to the terms of a nonqualified deferred compensation plan maintained by the Company, payment of such amount shall be made in accordance with that election and the terms of such nonqualified deferred compensation plan.

5.

Nontransferability. The Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the Award is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon Amounts, your right to such Amounts shall be immediately forfeited to the Company, and this Award Notice shall be null and void.

6.

Plan Controls. The Award is subject to all of the provisions of the Plan, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.

7.	Taxes. You are responsible for any and all federal, state and local taxes arising as a result of the vesting of Amounts or the payment of the cash to you pursuant to this Award.

8.

Section 409A. This Award Notice and Amounts awarded hereunder are intended to comply with the requirements of Section 409A of the Code and shall be construed and interpreted in a manner consistent with such intent.

ACKNOWLEDGEMENT

The undersigned Grantee acknowledges receipt of, and understands and agrees to, this Award Notice and the Plan. The Grantee further acknowledges that as of the date of grant, this Award Notice and the Plan set forth the entire understanding between the Grantee and the Company regarding the grant of Amounts under the Award and supersede all prior oral and written agreements on that subject.

Date:

Transcat, Inc.
By:

Grantee: